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                                                                 EXHIBIT (23)-2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-72747 and Form S-8 No. 333-58170) pertaining to the Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation and Commerce Bank of Alabama Incentive Stock Compensation Plan and (Form S-8
No. 333-70953) pertaining to The Banc Corporation 401(k) Plan of our report dated March 15, 2004, with respect to the consolidated financial statements of The Banc Corporation and Subsidiaries for the years ended December 31, 2003 and 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Birmingham, Alabama
March 14, 2005